PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 Avenue of the Americas
                               New York, NY 10036
                                 (212) 704-6000

                                                                       Exhibit 5


June 17, 1999


Imaging Technologies Corporation
15175 Innovation Drive
San Diego, CA 92128

Re:  Registration Statement on Form S-8

Gentlemen:

We have reviewed a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission, for the Special Compensation Plan of Imaging Technologies Corporation (the "Company"), relating to an offering of 3,512,485 shares of common stock of the Company (the "Shares"), which shares have been issued pursuant to warrants (the "Warrants") granted under the Company's Written Compensation Agreements with its employees (the "Agreements"), filed as an exhibit to the Registration Statement.

We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Agreements, and when issued against payment therefor in accordance with the terms of the Agreements and the Warrants, will be duly authorized, validly issued, fully paid and nonassessable shares of the Company's common stock, $0.005 value per share.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Parker Chapin Flattau & Klimpl, LLP

Parker Chapin Flattau & Klimpl, LLP